Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrator of
GrafTech International Ltd. UCAR Carbon Savings Plan
Parma, Ohio

We consent to incorporation by reference in the Registration Statement No. 33-95548 on Form S-8 of GrafTech International Ltd. (formerly UCAR International Inc.) of our report dated June 24, 2005, relating to the statement of assets available for benefits of the UCAR Carbon Savings Plan as of December 31, 2004, appearing in this annual report on Form 11-K of UCAR Carbon Savings Plan for the year ended December 31, 2005.

/s/ Siegfried & Schieffer, LLC

Wilmington, Delaware
June 28, 2006